EXHIBIT 11.0

                 STATEMENT EW: COMPUTATION OF PER SHARE EARNING

                                            Actual            Average
                                            Outstanding       Outstanding
                                            Shares            Shares

         April 1, 2000, beginning balance   4,281,827         4,281,827

         Shares Issued                      2,973,293           747,479

         Ending Balance                     7,255,120         5,029,306